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                                                                   EXHIBIT 14.1

                           PERSISTENCE SOFTWARE, INC.

                                 CODE OF ETHICS

1.  COMPLIANCE WITH APPLICABLE LAWS

         All employees, officers and directors of the Company should comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, applicable to the Company or its business.

         This Code of Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult Heller Ehrman White & McAuliffe LLP, the Company's outside counsel, and the various guidelines which the Company has prepared on specific laws, rules and regulations, including insider trading policies and the Company's employee handbook.

         The Company has designated the Vice President of Human Resources as Compliance Officer to administer this Code. Employees, offices or directors may, at their discretion, make any report or complaint provided for in this Code to the Compliance Officer. The Compliance Officer will refer complaints submitted, as appropriate, to the Board of Directors or an appropriate Committee of the Board.

2.  CONFLICTS OF INTEREST

         All employees, officers and directors of the Company should strive to avoid a conflict of interest with regard to the Company's interests. A "conflict of interest" may exist whenever an individual's private interests conflict in any way (or even appear to conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers. In addition, it is almost always a conflict of interest for a Company employee or officer to work simultaneously for a competitor, customer or supplier.

         Although it is not always possible to avoid conflicts of interest, it is the Company's policy to minimize such conflicts when possible. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with a member of management or the Compliance Officer. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, corporate officer or the Compliance Officer.

3.  CORPORATE OPPORTUNITY

         Except as may be approved by the Board of Directors or a committee of independent directors, employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

4.  CONFIDENTIALITY

         All employees and officers, under the Confidentiality Agreement signed when they joined the Company, and all directors, must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by laws, regulations or legal proceedings. As more fully described in the Confidentiality Agreement, "confidential information" includes, but is not limited to, non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. Whenever feasible, employees, officers and directors should consult the Chief Financial Officer if they believe they have a legal obligation to disclose confidential information.

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5.  FAIR DEALING

         Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Stealing proprietary information, misusing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

6.  PROTECTION AND PROPER USE OF COMPANY ASSETS

         All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

7.  ACCOUNTING COMPLAINTS

         The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. Employees, officers or directors who have concerns or complaints regarding questionable accounting or auditing practices are encouraged to promptly submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. Such submissions shall be made and handled by documenting any issues and placing them in a sealed envelope, addressed to the Compliance Officer and delivered via U.S. mail or via interoffice mail to be left in the Compliance Officer's mailbox. All such confidential communications will be handled with utmost care. If the complaint is against the Compliance Officer him or herself, please direct the confidential communication to the Chief Financial Officer.

         COMPLAINTS SUBMITTED THAT INVOLVE THE COMPANY'S ACCOUNTING, AUDITING, AND INTERNAL AUDITING CONTROLS AND DISCLOSURE PRACTICES WILL BE PRESENTED TO THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS.

8.  REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Any employee, officer or director who believes that a violation of this Code or other illegal or unethical conduct by any employee, officers or director has occurred or may occur should promptly contact a supervisor, a corporate officer, or the Compliance Officer. Such reports may be made confidentially or anonymously. Confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

9.  NO RETALIATION

         The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

10.  PUBLIC COMPANY REPORTING

         As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their respective positions with the Company, employees, officers or directors may be called upon to provide information necessary to assure that the Company's public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements. The Company has formed a Disclosure Committee consisting of Christopher Keene and Brian Tobin to oversee the preparation and review of public disclosure documents.

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11.  AMENDMENT, MODIFICATION AND WAIVER

         This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the Nasdaq National Market.

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